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                                 EXHIBIT 99.1



                Virata Sets Date for Annual Stockholder Meeting


SANTA CLARA, Calif.-- May 29, 2001--Virata(R) Corporation (Nasdaq:VRTA), a
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leading semiconductor and software supplier for broadband communications, today announced that its 2001 annual meeting of stockholders will be held on August 21, 2001, at 10:00 a.m. at the Westin Hotel, located at 5101 Great America Parkway in Santa Clara, Calif. Any stockholder proposal or nomination to be presented at the 2001 annual meeting must be submitted in writing to Virata's Secretary at Virata's corporate offices by June 8, 2001 and must otherwise satisfy the requirements of Virata's bylaws.

About Virata

         Virata provides communications software and semiconductors to manufacturers of DSL, wireless, satellite, and other broadband networking equipment. Virata's suite of processor-independent software products provide developers with complete, field-proven implementations of networking functions, including MPLS and web servers, removing the need to write and validate new software code.
         Virata also pre-integrates its extensive suite of communications software with its powerful and cost-effective communications processors to create Integrated Software on Silicon(TM) (ISOS(TM)) products. These ISOS solutions assist customers in developing a diverse range of broadband wireless and wireline equipment including DSL modems, gateways, routers, and integrated access devices targeted at the voice and high-speed data network access and customer premises markets. Virata's products also help equipment manufacturers to simplify product development, reduce the time it takes for products to reach the market and focus resources on product differentiation and improvement.
         Virata is a principal member of the ATM Forum, Bluetooth SIG organization, the DSL Forum, HomePNA, ITU, MPLS Forum, OpenDSL consortium and UPnP Forum. A publicly traded company on the Nasdaq Stock Market, Virata was founded in 1993 and is headquartered in Santa Clara, Calif. For more information, please visit www.virata.com.
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Virata is a registered trademark and Helium, Beryllium, Aluminum, ISOS and
Integrated Software on Silicon are trademarks of Virata Corporation. All other trade, product, or service names referenced in this release may be trademarks or registered trademarks of their respective holders.


Virata Contacts:      Kelly Karr (PR)        James Fraser, (CFA, Director of IR)
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                      408-566-1026           408-342-2763
                      kkarr@virata.com       jfraser@virata.com